The following is included in the November 20, 1997 Update, a bulletin posted for employees, and will also be included in a forthcoming edition of Con Edison Times, an employee communications newspaper.

A VOTE FOR THE COMPANY'S FUTURE

      The Company has mailed proxy materials to its stockholders of record as of October 28, 1997 announcing a special stockholders' meeting to be held on December 12, 1997. The meeting has been called to consider the proposal to form a holding company structure for the Company, in which Con Edison will become a subsidiary of the holding company to be named Consolidated Edison, Inc. The proxy materials also provide our stockholders with the opportunity to consider and vote on a proposal to amend Con Edison's Certificate of Incorporation regarding the authorized number of Trustees of Con Edison.

      We strongly recommend that our employees and retirees who are stockholders vote for this exciting initiative. Holding company structures have been adopted successfully in recent years by many other large utilities in the United States. A holding company structure will give the Company the financial and regulatory flexibility to participate successfully in those segments of the energy business in which we have been operating for many years but which are now becoming competitive. The holding company will allow us to continue to serve these segments and provide other services to customers in the newly competitive environment, while maintaining the strength of our core regulated electric, gas and steam utility business.

      Your vote is very important, regardless of the number of shares you own. The holding company proposal requires the affirmative vote of two-thirds of the Common and $5 Cumulative Preferred shares outstanding. Failing to vote or voting to abstain will have the same effect as voting against the holding company proposal. Therefore, if you are a stockholder and haven't sent in your proxy card, please sign, date and send it in without delay. If you own stock through the Company's Discount Stock Purchase Plan, your proxy materials were distributed by State Street Bank & Trust Company. If you own stock through the management or weekly savings plans or the TRASOP plan your proxy materials were distributed by the Vanguard Group. If you own stock, either directly, through a broker, or in one of the Company-sponsored stock plans and haven't received your proxy materials, or if you've misplaced the proxy card, please call Con Edison Investor Services at 1-800-522-5522.